As filed with the Securities and Exchange Commission on April 8, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0127701 (I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas 77064 (Addresses of Principal Executive Offices)	77064 (Zip Code)

NCI Building Systems, Inc. Deferred Compensation Plan
(as Amended and Restated effective December 1, 2009)
(Full title of the plan)

Todd R. Moore
Executive Vice President and General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064
(Name and address of agent for service)
(281) 897-7788
(Telephone number, including area code, of agent for service)

copy to:

John M. Allen, Jr.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6611

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of Securities to be Registered	registered(1)	share(2)	price(2)	registration fee
Deferred Compensation Obligations (1)	$5,000,000	N/A	$5,000,000	$581

(1)	Represents $5,000,000 of deferred compensation obligations offered under NCI Building Systems, Inc. Deferred Compensation Plan (as Amended and Restated effective December 1, 2009).

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee.

EX-4.1 NCI Building Systems, Inc. Deferred Compensation Plan (as Amended and Restated effective December 1, 2009) (filed as Exhibit 4.5 to Form S-8 dated April 23, 2010, and incorporated by reference herein)
* EX-5.1 Opinion of Todd Moore, Executive Vice President and General Counsel of NCI Building Systems, Inc.
* EX-23.1 Consent of Todd R. Moore, Executive Vice President and General Counsel of NCI Building Systems, Inc. (included in Exhibit 5.1)
* EX-23.2 Consent of Independent Registered Public Accounting Firm
* EX-24.1 Power of Attorney (included on the signature page to this Registration Statement)
* Filed herewith.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     *This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by NCI Building Systems, Inc. (the “Company” or “Registrant”) with respect to its Deferred Compensation Plan (the “DCP”) referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus for the DCP is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company’s employees who is eligible to participate in the DCP, as specified by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
EXPLANATORY NOTE
     This Registration Statement registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Plan is effective. Accordingly, pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of such registration statements on Form S-8 (Registration No. 333-139983 and Registration No. 333-166279), including any amendments thereto or filings incorporated therein, and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this registration statement.
Item 3. Incorporation of Documents by Reference
     The Registrant is incorporating by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	The Registrant’s Annual Report on Form 10-K (including information specifically incorporated by reference into the Registrant’s Form 10-K from the definitive proxy statement on Schedule 14A prepared in connection with the Annual Meeting of Stockholders held on February 18, 2011) for the fiscal year ended October 31, 2010;

•	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 2010; and

•	The description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A, filed on July 20, 1998, and any subsequent amendment thereto filed for the purpose of updating such description.
     Except to the extent that information is deemed “furnished” and not “filed” pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan to our directors, officers and key employees. The following summary of the DCOs is qualified in its entirety by reference to the plan document, a copy of which has been incorporated by reference into this Registration Statement.
     The DCOs issuable under the Plan represent our obligations to pay to participants certain compensation amounts that the participants have elected to defer. The Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes. Subject to the terms and conditions set forth in the Plan, certain officers and key employees may defer up to 80% of their annual salary and up to 90% of their bonus and our directors may defer up to 100% of their annual fees and meeting attendance fees, until certain dates in the future, including at or after retirement.
     The Plan also permits us to make discretionary contributions on behalf of certain employees who are participating in, and impacted by, the federal tax compensation limits under our 401(k) plan. Such contributions are known as restoration matching amounts. Additionally, the Plan permits us to make discretionary company contribution amounts on behalf of employees participating in the Plan.
     Subject to the terms and conditions set forth in the Plan, each participant’s annual deferrals and any restoration matching amounts and company contribution amounts contributed to the Plan on behalf of the participant will be credited to an individual account. Amounts deferred or contributed to the Plan will be allocated into certain phantom investment fund(s) designated by the participant. In addition, certain eligible participants may allocate deferred amounts into a Company common stock fund, consisting of notional shares of the Company’s common stock, $0.01 par value per share. Amounts in a participant’s individual account will be adjusted to reflect the investment performance of the phantom investment fund(s) in which the participant’s account balance has been hypothetically allocated. The phantom investment funds are for measurement purposes only and there shall be no actual investment of account balances in the phantom investment funds. A participant’s annual deferrals will be 100% vested at all times. Separate vesting schedules apply to our restoration amounts and our contribution amounts.
     The obligation to pay the vested balance of each Plan participant’s accounts shall at all times be an unfunded and unsecured obligation by us. Benefits are payable solely from our general funds and are subject to the risk of corporate insolvency. We may establish a grantor trust for the purpose of informally funding the Plan. Participants will not have any interest in any of our assets by reason of any obligation created under the Plan. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
Delaware General Corporation Law
     Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees, and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue, or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and By-Laws
     The Registrant’s Restated Certificate of Incorporation provides that a director will not be liable to us or our stockholders for acts or omissions as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware statutory or decisional law. The Registrant’s Second Amended and Restated By-Laws (the “By-Laws”) provide that each current or former director, officer, or employee of ours, or each such person who is or was serving or who had agreed to serve another corporation, trust, or other enterprise in any capacity at our request, will be indemnified by us to the full extent permitted by law for liability arising from such service. Our By-Laws require us to advance expenses incurred in defending a civil or criminal action, suit, or proceeding, so long as the person undertakes in writing to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.
     We have entered into written indemnification agreements with our directors and certain of our officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted under the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.
     The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee, or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.
     We have obtained director and officer liability insurance for the benefit of each of the indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the

Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply because this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 8, 2011.

NCI BUILDING SYSTEMS, INC.
By:	/s/ Norman C. Chambers
Norman C. Chambers
Chairman of the Board, President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman C. Chambers, Mark E. Johnson, and Todd R. Moore as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 8, 2011.

Name	Title

/s/ Norman C. Chambers Norman C. Chambers	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark E. Johnson Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Kathleen J. Affeldt Kathleen J. Affeldt	Director

/s/ James G. Berges James G. Berges	Director

/s/ Gary L. Forbes Gary L. Forbes	Director

/s/ John J. Holland John J. Holland	Director

/s/ Lawrence J. Kremer Lawrence J. Kremer	Director

/s/ George Martinez George Martinez	Director

Name	Title
/s/ Nathan K. Sleeper Nathan K. Sleeper	Director

/s/ Jonathan L. Zrebiec Jonathan L. Zrebiec	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	NCI Building Systems, Inc. Deferred Compensation Plan (as Amended and Restated effective December 1, 2009) (filed as Exhibit 4.5 to Form S-8 dated April 23, 2010, and incorporated by reference herein).

5.1*	Opinion of Todd R. Moore, Executive Vice President and General Counsel of NCI Building Systems, Inc.

23.1*	Consent of Todd R. Moore, Executive Vice President and General Counsel of NCI Building Systems, Inc. (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.